Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MAINE & MARITIMES CORPORATION

FIRST: The name of the corporation is: MAINE & MARITIMES CORPORATION

Its principal location in the State of Maine is at 209 State Street, Presque Isle, Maine 04769.  The Company was initially incorporated on March 3, 2003 by Scott L. Sells.

SECOND: The Clerk shall be Patrick Cannon, a Maine resident, located at 209 State Street, Presque Isle, Maine 04769.

THIRD: The Company shall have a Board of Directors of not less than one (1) member nor more than eleven (11) members, as from time to time may be determined by resolution of the Stockholders or by resolution of the Directors; provided however, that such maximum number may be increased further, up to a maximum of 25, when the provisions hereof explicitly so provide, and then only to the extent provided in the applicable provision or provisions hereof.  Directors need not be Stockholders of the Company nor residents of the state of Maine.  In addition to their other powers to fill vacancies, the Board of Directors may fill any newly created directorships which they may have created by an affirmative vote of a majority of the remaining Directors.  Each Director so chosen shall hold office until the expiration of the term of the Director whom he or she has been chosen to succeed, if any, or if none, until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal.

At all meetings for the election of Directors, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders’ meeting.  Any Director may be removed from office with or without cause by a majority of the Board of Directors or by the holders of at least a majority of the outstanding shares of Common Stock.  Special meetings of Stockholders shall also be held when called for the purpose and in the manner provided in Article FIFTH of these Restated Articles of Incorporation.

FOURTH: The authorized capital stock of the corporation shall consist of 100 shares of Common Stock, par value $.01 each.  The aggregate par value of all authorized shares (of all classes) having a par value is $1.00.  The total number of authorized shares (of all classes) without par value is 0 shares.

The powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock of the Company are as follows:

Dividends. Subject to the provisions of these Articles of Incorporation, such dividends as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of funds legally available for dividends.

Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Common Stock shall be entitled to receive, pro rata, all assets of the Company available for distribution to its stockholders.

Voting Rights. The holders of the Common Stock shall be entitled to the exclusive right to vote for all purposes.

The Company may issue bonds, debentures or other evidences of indebtedness convertible into other bonds, debentures or other evidences of indebtedness, or into shares of Common Stock of the Company, within such period and upon such terms and conditions as shall be fixed by the Board of Directors.

FIFTH:  To the fullest extent permitted by 13-C MRSA §202.2D, a Director shall have no liability to the Company or its shareholders for money damages for an action taken or failure to take an action as a Director.  Except as otherwise specified by contract or in the bylaws of the Company, shall in all cases provide indemnification (including advances of expenses) to its Directors and officers to the fullest extent permitted by law.

SIXTH: Meetings of the shareholders may be held within or without the State of Maine.

SEVENTH: There shall be no preemptive rights with respect to the stock of any class of the Company.

EIGHTH: Except as otherwise required by the Maine Business Corporation Act (“MBCA”) or by the Company’s bylaws, in the case of an amendment to these Second Amended and Restated Articles of Incorporation which requires shareholder approval pursuant to the MBCA, approval of the amendment shall be by a majority of all the votes entitled to be cast on the amendment by the shareholders.

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